EXHIBIT 99.1

Monarch Casino & Resort Reports Record Second Quarter Financial Results

RENO, Nev., July 20, 2022 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch,” “we,” “our,” or “the Company”) today reported operating results for the second quarter ended June 30, 2022, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Increase	2022	2021	Increase
Net revenue	$115,289	$97,719	18.0%	$223,607	$172,679	29.5%

Net income(1)	19,435	18,149	7.1%	37,553	26,303	42.8%

Adjusted EBITDA(3)	$39,461	$35,169	12.2%	$73,803	$58,000	27.2%

Basic EPS	$1.02	$0.98	4.1%	$1.98	$1.42	39.4%
Diluted EPS(2)	$0.99	$0.93	6.5%	$1.92	$1.36	41.2%

  Net Income was negatively impacted by legal and consultant costs, related to the ongoing litigation with the Monarch Black Hawk general contractor - during the second quarter of 2022 and 2021 by $2.4 million and $0.8 million, respectively, and during the first six months of 2022 and 2021 by $3.7 million and $1.5 million, respectively.
  Diluted EPS was negatively impacted by legal and consultant costs, related to the ongoing litigation with the Monarch Black Hawk general contractor - during the second quarter of 2022 and 2021 by $0.12 and $0.04 per share, respectively, and during the first six months of 2022 and 2021, by $0.19 and $0.08 per share, respectively.
  Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Monarch’s solid second quarter results reflect our strong market position in both Reno and Black Hawk. Our quarterly financial results benefited from the continued successful ramp-up of our recently expanded and enhanced Black Hawk property as well as our team’s ability to efficiently manage the business in an ever-changing operating environment.

“Net revenue and Adjusted EBITDA of $115.3 million and $39.5 million, respectively, were both second quarter records. We have been able to partially offset ongoing cost increases with price adjustments. Our ability to nimbly manage and invest in our properties, while maintaining a pristine balance sheet, has positioned us well for the second half of the year.

“In Reno, our redesign and upgrade of the original hotel tower at Atlantis, representing approximately 20% of the property’s room inventory, was completed on schedule and on budget, with the rooms moving back into inventory ahead of the Memorial Day weekend. While Reno remains a very competitive market, we believe our focus on operational execution and capital investments in Atlantis will help us enhance our property's award-winning appeal and competitiveness. We recently commenced upgrades of the property’s retail space and expect that project to be completed early in the fourth quarter of this year.

“Our favorable balance sheet positions Monarch to continue to evaluate potential acquisitions to drive long-term value for our stockholders.”

Summary of 2022 Second Quarter Operating Results
In the 2022 second quarter, we generated net revenue of $115.3 million, an increase of 18.0% from $97.7 million in the prior-year quarter. Casino, food and beverage (“F&B”), and hotel revenues increased 10.7%, 28.7% and 31.1% year over year, respectively. The increase in revenues was driven primarily by the ongoing ramp-up of operations at Monarch Black Hawk. In the second quarter of 2021, both Atlantis and Black Hawk revenues benefited from COVID-19 related pent-up demand.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2022 were $23.1 million compared to $20.6 million in the prior-year period, driven primarily by an increase in labor and labor related expenses, as well as higher utility expense. As a percentage of net revenue, SG&A expense decreased to 20.0% compared to 21.1% in the prior-year period. Casino operating expense as a percentage of casino revenue increased to 36.5% during the second quarter of 2022 from 31.7% in the prior-year period, primarily due to an increase in labor expenses and increased promotional allowances. F&B operating expense as a percentage of F&B revenue decreased to 77.0% during the second quarter of 2022 from 79.2% in the prior-year period due to ongoing efforts to align menu prices with increased commodity prices and labor costs. Hotel operating expense as a percentage of hotel revenue decreased to 34.4% in the second quarter of 2022 compared to 38.6% in the same period a year ago, primarily due to an increase in Average Daily Rate.

Net income in the three months ended June 30, 2022 increased 7.1% and diluted EPS increased 6.5% compared to the same period in the prior year. Net income and diluted EPS for the quarters ending June 30, 2022 and 2021 were impacted by $2.4 million and $0.8 million, respectively, of legal and consultant costs related to litigation with Monarch Black Hawk’s general contractor.

We generated second quarter 2022 consolidated Adjusted EBITDA of $39.5 million, an increase of $4.3 million, or 12.2%, over the same period a year ago.

Credit Facility and Liquidity
Capital expenditures of $13.5 million in the second quarter of 2022 primarily included the redesign and upgrade of the hotel rooms in the original tower at Atlantis as well as ongoing maintenance capital spending at both properties. All capital expenditures were funded from operating cash flows. We expensed $0.7 million of interest in the second quarter of 2022 compared to $1.3 million in the second quarter of 2021.

During the quarter, we funded $15.0 million in principal reduction payments on our Term Loan Facility. As of June 30, 2022, we had an outstanding principal balance of $65.0 million under our Term Loan, and we had no amounts outstanding under our $70.0 million Revolving Credit Facility, which remains available to us for future needs.

Our Board has reaffirmed its prior authorizations for our previously disclosed Stock Repurchase Plan. We continue to be authorized to purchase up to 2,900,000 shares of our common stock under that plan. Our Repurchase Plan does not obligate us to acquire any particular amount of common stock, and our Repurchase Plan may be suspended at any time at our discretion. The actual timing, number and value of shares repurchased under our Repurchase Plan will be determined by us at our discretion and will depend on a number of factors, including the market price of our common stock, general market economic conditions, our liquidity and applicable legal requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our expected operating results; (ii) our belief that we have sufficient liquidity to fund all remaining construction and litigation costs and ongoing capital expenditures; (iii) our belief that our business is well-positioned to benefit from any post-pandemic recovery and healthy macroeconomic trends; (iv) our expectation regarding the availability of future acquisition opportunities; (v) our belief regarding the quality of our products and guest services in Reno and Black Hawk, including as premier destination gaming resorts in their respective markets; (vi) our expectations regarding our guests' acceptance of the expanded casino, new hotel and enhanced amenities at Monarch Black Hawk; (vii) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of COVID-19, including new variants, on our business, construction projects, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with COVID-19 and its variants;
  our ability to manage guest safety concerns caused by COVID-19 and its variants;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any temporary or extended shutdowns;
  our ability to negotiate relief options and necessary amendments to our Term Loan Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our filing of affirmative defenses and extensive counterclaims against the general contractor of Monarch Casino Resort Spa Black Hawk, in the above-mentioned litigation in which litigation the parties are currently conducting discovery, and investigation of the claims by and against us is therefore ongoing;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts relating to COVID-19;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the events occurring in Eastern Europe and the conflict taking place in Ukraine.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa (“Atlantis”), a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk (“Monarch Black Hawk”) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,300 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Black Hawk features approximately 60,000 square feet of casino space; more than 1,100 slot machines; approximately 40 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or jfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data; Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Revenues
Casino	$63,865	$57,673	$126,696	$104,584
Food and beverage	28,459	22,116	54,506	38,322
Hotel	18,297	13,953	33,489	22,588
Other	4,668	3,977	8,916	7,185
Net revenues	115,289	97,719	223,607	172,679

Operating expenses
Casino	23,315	18,304	45,682	31,922
Food and beverage	21,901	17,505	42,632	31,600
Hotel	6,293	5,389	12,066	9,640
Other	2,247	1,992	4,329	3,512
Selling, general and administrative	23,097	20,607	47,280	40,532
Depreciation and amortization	10,546	9,360	21,062	18,874
Other operating items, net	2,229	812	3,546	1,566
Total operating expenses	89,628	73,969	176,597	137,646
Income from operations	25,661	23,750	47,010	35,033

Interest expense	(700)	(1,276)	(1,350)	(2,895)
Income before income taxes	24,961	22,474	45,660	32,138
Provision for income taxes	(5,526)	(4,325)	(8,107)	(5,835)
Net income	$19,435	$18,149	$37,553	$26,303

Earnings per share of common stock
Basic	$1.02	$0.98	$1.98	$1.42
Diluted	$0.99	$0.93	$1.92	$1.36

Weighted average number of common shares and potential common shares outstanding
Basic	18,987	18,595	18,928	18,538
Diluted	19,582	19,465	19,586	19,381

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	June 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$30,580	$33,526
Receivables, net	7,428	8,881
Income taxes receivable	28,269	26,946
Inventories	7,695	7,159
Prepaid expenses	6,291	7,552
Total current assets	80,263	84,064
Property and equipment, net	587,947	580,807
Goodwill	25,111	25,111
Intangible assets, net	414	477
Total assets	$693,735	$690,459
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$20,000	$20,000
Accounts payable	16,795	18,575
Construction accounts payable	50,222	58,891
Accrued expenses	43,077	42,967
Short-term lease liability	604	745
Total current liabilities	130,698	141,178
Deferred income taxes	19,617	19,617
Long-term lease liability	13,247	13,498
Long-term debt, net	43,837	68,152
Total liabilities	207,399	242,445
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 18,888,070 outstanding at June 30, 2022;
18,764,540 outstanding at December 31, 2021
Additional paid-in capital	45,802	41,426
Treasury stock, 208,230 shares at June 30, 2022; 331,760 shares at	(7,948)	(4,341)
December 31, 2021
Retained earnings	448,291	410,738
Total stockholders' equity	486,336	448,014
Total liabilities and stockholders' equity	$693,735	$690,459

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted EBITDA (1)	$39,461	$35,169	$73,803	$58,000
Expenses:
Stock based compensation	(1,025)	(1,247)	(2,185)	(2,527)
Depreciation and amortization	(10,546)	(9,360)	(21,062)	(18,874)
Provision for income taxes	(5,526)	(4,325)	(8,107)	(5,835)
Interest expense	(700)	(1,276)	(1,350)	(2,895)
Pre-opening expenses (2)	-	(1)	-	(2)
Construction litigation expenses (2)	(2,385)	(824)	(3,727)	(1,469)
COVID-19 expenses (2)	-	-	-	(108)
Litigation proceeds, net (2)	42	-	42	-
Gain on disposition of assets (2)	114	13	139	13
Net income	$19,435	$18,149	$37,553	$26,303

  Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Monarch's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Monarch's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies. Monarch defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue.
  Amount included in the “Other operating items, net” on the Consolidated Statement of Income.